INDEPENDENT AUDITOR'S REPORT

The Board of Trustees and Shareholders of
Expedition Funds :

We have audited the accompanying statements of net assets of Expedition Funds (the "Funds"), including the Equity
Fund, Bond Fund, Money Market Fund, and Tax-Free Money
Market Fund as of October 31, 1999, and the related statements of operations, statements of changes in net assets and financial highlights for the periods presented.
 These financial statements and the financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in
the financial statements. Our procedures included confirmation of securities owned as of October 31, 1999 by correspondence with the custodians and brokers, and where replies were not received, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of the Funds as of October 31, 1999, the results of their operations, the changes in their net assets, and the financial highlights for the respective stated periods, in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Princeton, New Jersey
December 7, 1999